                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:  Bill Sobo, Senior Vice President, Chief Financial Officer
           Virginia Lacke, Investor Relations
           (617) 487-9904, ext. 4118



                       PAREXEL COMPLETES TWO ACQUISITIONS

Boston, MA, March 3, 1997 -- PAREXEL International Corporation (Nasdaq: PRXL), a leading contract research organization ("CRO"), announced today the completion of two strategic acquisitions: RESCON, Inc., a medical marketing consulting business located in the Washington, D.C. area, and Sheffield Statistical Services, Ltd. ("S-Cubed"), a full service CRO in the United Kingdom which specializes in biostatistical analysis. PAREXEL issued an aggregate of approximately 210,000 shares of common stock as consideration in these poolings of interests transactions.

RESCON will be merged into PAREXEL/S&FA to augment PAREXEL's growing Medical Marketing business. RESCON provides tactical sales, marketing and reimbursement support services to the pharmaceutical and biotechnology industries. Its objective is to remove barriers to the sale of clients' products by fostering the effective exchange of information amongst key health care industry players, namely manufacturers, physicians, third-party payers, government and patients.

W. L. Hill, President of RESCON, observed, "Our union with PAREXEL/S&FA, a competitor with whom we have shared mutual respect over the last twenty years, will add a new dimension to the services available to pharmaceutical and biotechnology companies. The compatibility of our philosophies and methodologies should give rise to a formidable force primed to capitalize on heightened demand in the industry for launch-related consulting services."

S-Cubed provides clinical trials management, data management and biostatistical analysis services to the pharmaceutical, health care and biotechnology industries, with a foothold in the European marketplace. Formed in 1989, S-Cubed established its reputation by providing high-quality biostatistics and data management services. The clinical activities of S-Cubed also encompass ClinNet(R), a site management network of investigators throughout the U.K. ClinNet(R)'s operating model strives to enhance the speed and quality of clinical research by accelerating the critical processes of site selection and patient recruitment.


                                     -more-

Dr. Richard Kay, B.Sc., M.Sc., Ph.D., founder of S-Cubed, is internationally recognized for his theoretical work in the areas of Survival Analysis and Binary and Ordinal Data and his applied research in the area of Medical Statistics. He also serves on the Board of the Medical Section of the Royal Statistical Society in the United Kingdom. Dr. Kay added, "The European marketplace is experiencing an increasing trend towards outsourcing more clinical development programs to select global CROs with reputations for high-quality service. The combination of our resources and technical expertise ideally complements PAREXEL's commitment to excellence in its strong, growing international business."

Commenting on these business development initiatives, Josef H. von Rickenbach, Chief Executive Officer and Chairman of PAREXEL, said, "RESCON and S-Cubed represent attractive enhancements of PAREXEL's portfolio of services, specifically providing additional technical expertise and capacity. Industry fundamentals driving growth at the top-tier CROs remain strong, and reflect the confidence of our clients in outsourcing substantial development programs to CROs providing comprehensive, globally integrated services. At PAREXEL, we remain focused on developing a platform of knowledge-based outsourcing services which support our clients' ultimate goal: getting their products approved and launched into a worldwide market as quickly and cost effectively as possible."

PAREXEL is a leading CRO providing a broad range of knowledge-based outsourcing services to the worldwide pharmaceutical, biotechnology and medical device industries. Over the past fifteen years, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, regulatory and medical affairs consulting, medical writing, health economics, medical marketing, and other drug development consulting services. The Company's integrated services, therapeutic area depth, and sophisticated information technology, along with its experience in global drug development and product launch planning, represent key strengths in the CRO industry. Headquartered in Boston, MA, PAREXEL has 17 offices in 9 countries.


This release may contain statements which may be "forward-looking" statements under federal law. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: risks associated with acquisitions; management of growth and the ability to attract and retain employees; the loss or delay of large contracts; the Company's dependence on certain industries and clients; government regulation of such industries and clients; and competition or consolidation within the industry. These factors and others are discussed more fully in the section entitled "Risk Factors" of the Company's Form 10-Q dated February 10, 1997.



                                       ###